Exhibit 99.1

News Release

CONTACT:	Roberta R. Jennings (Media)	FOR IMMEDIATE RELEASE
	513/579-4153	April 7, 2004
Bradley S. Adams, IR (Analysts)
(513) 534-0983

Fifth Third Announces Termination of Written Agreement

Fifth Third Bancorp announced today that the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions have terminated the Written Agreement entered into with Fifth Third Bancorp and Fifth Third Bank in late March 2003. This agreement outlined a series of steps to address and strengthen Fifth Third’s risk management processes and internal controls. These steps involved independent third-party reviews, the submission of written plans and enhancements in a number of areas including corporate governance, internal audit, account reconciliation procedures and policies, information technology, and strategic planning.

Fifth Third Bank President & CEO George A. Schaefer, Jr., states, “We believe that the steps taken in conjunction with this agreement have made our organization stronger. The development of new and expanded risk management, audit and infrastructure processes will better prepare us as a company to meet the opportunities and challenges in today’s business environment. On behalf of the Board of Directors, I thank our employees for their diligence and hard work.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $91 billion in assets, operates 17 affiliates with 963 full-service Banking Centers, including 128 Bank Mart® locations open seven days a week inside select grocery stores and 1,827 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee and West Virginia. The financial strength of Fifth Third’s affiliate banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. The company’s common stock is traded through the NASDAQ National Market System under the symbol “FITB.”

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